UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-A/A

Amendment No. 1 to Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

American Apparel, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-3200601
(State of Incorporation or Organization)	(I.R.S. Employer Identification Number)

747 Warehouse Street, Los Angeles, CA	90021-1106
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	NYSE MKT

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Item 1 is hereby amended and supplemented by adding the following:

On July 9, 2014, a duly authorized committee of the Board approved an amendment (the “Rights Amendment”) to the Rights Agreement.  The Rights Amendment provides that no person shall be deemed to be an “Acquiring Person” (as such term is defined in the Rights Agreement) as a result of (i) the negotiation of and entry into the agreement (the “Support Agreement”) contemplated by that certain term sheet, dated as of July 7, 2014, by and among the Company, Standard General L.P., Standard General Master Fund L.P., P STANDARD GENERAL LTD. and Dov Charney, (ii) the performance of such person’s obligations or the exercise of such person’s rights under the Support Agreement or (iii) the performance of obligations or the exercise of rights under the letter agreement dated June 25, 2014, between Dov Charney and Standard General L.P. (the “Letter Agreement”), including but not limited to entry into the Cooperation Agreement (as defined in the Support Agreement) and the other agreements and arrangements described in the Letter Agreement (including, without limitation, the SG Loan Documents and related pledge of Additional Shares and Original Shares, and the Warrant Agreements and Warrants, in each case as such capitalized terms are defined in the Letter Agreement), and the performance of obligations or the exercise of rights thereunder.

The Rights Amendment also amends and restates the definition of “Final Expiration Date” in Section 1(s) of the Rights Agreement in its entirety as follows: “ ‘Final Expiration Date’ shall mean 5:00 P.M., New York City time, on July 24, 2014.”

The foregoing description of the Rights Amendment does not purport to be complete and is qualified in its entirety by reference to the Rights Amendment, which is attached as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 9, 2014 and incorporated herein by reference.

The Company subsequently entered into the Support Agreement on July 9, 2014 with Standard General L.P., Standard General Master Fund L.P., P STANDARD GENERAL LTD. and Dov Charney.  A copy of the Support Agreement is attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on July 9, 2014.

ITEM 2.	EXHIBITS.

3.1

Certificate of Designation of Series A Junior Participating Preferred Stock of American Apparel, Inc. filed with the Secretary of State of the State of Delaware on June 30, 2014 (Incorporated by reference to Exhibit 3.1 to the Form 8-K filed by American Apparel, Inc. on June 30, 2014).

4.1

Rights Agreement, dated as of June 27, 2014, between American Apparel, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent, including the form of Certificate of Designations as Exhibit A, the form of Rights Certificate as Exhibit B and the form of Summary of Rights to Purchase Preferred Stock as Exhibit C (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed by American Apparel, Inc. on June 30, 2014).

4.2

Amendment No. 1 to Rights Agreement, dated as of July 9, 2014, by and between American Apparel, Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (Incorporated by reference to Exhibit 4.1 to the Form 8-K filed by American Apparel, Inc. on July 9, 2014).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

AMERICAN APPAREL, INC.

Date: July 14, 2014	By:	/s/ John Luttrell
		Name:	John Luttrell
		Title:	Interim Chief Executive Officer, Executive Vice President and Chief Financial Officer